Exhibit 11

                              DeVlieg-Bullard, Inc.
                        Computation of Earnings per Share
                (unaudited - in thousands, except per share data)


                                                            Three Months Ended
                                                               October 31,
                                                         -----------------------
                                                           1997            1996
                                                         -------         -------

Net income                                                  $272            $729
                                                         =======         =======

Average number of common shares
  outstanding                                             12,275          12,250
Dilutive effect of outstanding options (a)                   650             218
Dilutive effect of outstanding stock
  purchase warrants (a):
    Class A                                                1,497           1,494
    Class B (b)                                              288             519
    Class C (c)                                              748             747
                                                         -------         -------
Total shares used in calculation of
  earnings per share                                      15,458          15,228
                                                         =======         =======

Income per share                                           $0.02           $0.05
                                                         =======         =======


(a)  As determined by application of the treasury stock method.

(b) A total of 289 Class B stock purchase warrants were issuable May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The Class B warrants became issuable on March 18, 1996, but at that time, the number of shares was unknown. The prior year has not been restated since it has no impact on the earnings per share calculation.

(c) In connection with the refinancing of the senior debt facility in October 1995, 750 Class C stock purchase warrants ("Class C Warrants") were issued. The Company has the opportunity to earn back these warrants based on earnings as defined in the agreement. For the three months ended October 31, 1997 and 1996, the Company did not meet the defined earnings level, therefore all Class C Warrants were considered outstanding.